Exhibit 10.53

SPHERE 3D CORP.
SALE BONUS PLAN

1.The Plan.
1.1    Purposes. The purposes of this Plan are (a) to motivate the Participants to embrace the objectives of the Company, particularly the goals of Company growth and the creation of value for the Company’s shareholders through one or more Qualifying Transactions as specified herein and (b) to promote the success of the Company by rewarding the Participants for their dedicated service and to provide incentives for Participants to remain in the employ of the Company or a Subsidiary through one or more Qualifying Transactions. Capitalized terms used herein are defined in Section 4. It is intended that, as to any Participant that becomes entitled to a Bonus under this Plan, that such Bonus shall constitute part of the Participant’s reasonable compensation for services rendered to the Company and its Subsidiaries prior to the applicable Qualifying Transaction.
1.2    Eligibility. The Plan Administrator, in its sole discretion, shall determine which Eligible Service Providers may participate in this Plan.
1.3    Administration and Authorization; Power and Procedure.

1.3.1
Plan Administrator. This Plan will be administered by and all Awards will be authorized by the Plan Administrator. Action of the Plan Administrator with respect to its authority under this Plan shall be taken pursuant to a majority vote or by unanimous written consent of its members. In making any determination or in taking or not taking any action under this Plan, the Plan Administrator may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Company or any of its Subsidiaries. The Plan Administrator may delegate ministerial, non-discretionary functions to individuals who are officers, directors or employees of the Company or any of its Subsidiaries.

1.3.2
Plan Awards; Interpretation; Powers of the Plan Administrator. The Plan Administrator shall have the power to make all other determinations and take such other actions as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes. Such actions shall include the ability to grant Awards to Participants, and reasonably determine the form, amount and payment date of such Awards in accordance with the terms of this Plan.

1.3.3	No Liability. No director, officer or agent of the Company or any Subsidiary will be liable for any action, omission or decision under this Plan taken, made or omitted in good faith.

2.	Bonus Awards.
2.1    Award Grants. The Plan Administrator may grant one or more Bonus Units (or any fraction thereof) under this Plan to any Eligible Service Provider. Subject to the express provisions of this Plan, the Plan Administrator will determine the number of Bonus Units subject to each Award. Each Award will be evidenced by an Award Agreement signed by a duly authorized officer of the Company and, to the extent required by the Plan Administrator, by the Participant. The Plan Administrator is not obligated to re-grant any Bonus Units that may terminate with no Bonus payable with respect thereto.

2.2    No Right to Equity. The Bonus Units shall be used solely as a device for the measurement and determination of the amounts to be paid as Bonuses under this Plan. The Bonus Units shall not be treated as property or as a trust fund of any kind. All amounts at any time attributable to any Award shall be and shall remain the sole property of the Company, and each Participant’s rights in respect of any Award and this Plan are limited to the right to receive payment as herein provided. With respect to any Award or other rights in respect of this Plan, no Participant shall be entitled to any voting, ownership or other stockholder rights with respect to the Company or shall be owed any fiduciary duty by the Plan Administrator or the Company.
2.3    Bonus Unit Limits. Up to 1,000 Bonus Units may be granted under this Plan. Unless the Plan Administrator otherwise expressly provides in a Participant’s Award Agreement (or by an amendment thereto), no Participant shall have protection against any dilution that may result from the issuance of additional Bonus Units under this Plan up to the maximum 1,000 Bonus Unit limit.
2.4    Entitlement to Bonus. In the event of a Qualifying Transaction, then, subject to the other terms and conditions of this Plan, a Participant shall be entitled to a Bonus hereunder if either:

(a)	the Participant is employed by or providing services to the Company or a Subsidiary immediately prior to the Qualifying Transaction; or

(b)
the Participant’s employment or services was terminated by the Company or a Subsidiary without Cause or by the Participant for Good Reason, in either case during the period of one hundred twenty (120) days preceding the date of the Qualifying Transaction.

It is understood that (i) there may occur multiple Qualifying Transactions, (ii) each Qualifying Transaction may include multiple payments over time, and (iii) a new Bonus Pool shall be funded under this Plan with respect to each Qualifying Transaction; provided, however, that, in the event of a Change of Control Event that is not an Asset Sale, Bonuses under this Plan shall be payable only with respect to such Change in Control Event and, accordingly, no subsequent Change in Control Event (or other Qualifying Transaction) after the first Change in Control Event to occur that is not an Asset Sale shall be considered for purposes of this Plan.
2.5    Amount of Payment. If a particular Participant is entitled to a Bonus pursuant to Section 2.4, the amount of that Participant’s Bonus, subject to tax withholding pursuant to Section 3.4, will equal:

(a)	the Bonus Pool for the applicable Qualifying Transaction, multiplied by

(b)
a fraction the numerator of which is the number of Bonus Units held by that Participant at the time of the Qualifying Transaction and the denominator of which is the total number of Bonus Units that are outstanding at the time of the Qualifying Transaction.

By way of example only, if a Participant holds 100 Bonus Units upon the closing of a Qualifying Transaction and there are 1,000 Bonus Units outstanding at that time, the Participant would be entitled to one-tenth (10%) of the Bonus Pool for that Qualifying Transaction. By contrast, if a Participant holds 100 Bonus Units upon the closing of a Qualifying Transaction and there are 800 Bonus Units outstanding at that time, the Participant would be entitled to one-eighth (12.5%) of the Bonus Pool for that Qualifying Transaction.

2.6    Termination of Employment or Service. Subject to the limited exception set forth in Section 2.4, a Participant must be employed by or providing services to the Company or a Subsidiary immediately prior to a particular Qualifying Transaction in order to be eligible to receive a Bonus with respect to that Qualifying Transaction. If a Participant’s employment or services to the Company and its Subsidiaries terminate under any other circumstances, the Participant’s Award shall, unless otherwise expressly provided by the Plan Administrator in the Participant’s Award Agreement (or by an amendment thereto), automatically terminate as of the date of such termination of services, and the Participant shall have no right as to any Bonus with respect to any Qualifying Transaction that may occur after the date of such termination of services. In the event an Award terminates prior to a Bonus becoming payable with respect thereto, the Plan Administrator may (but shall not be required to) make a new Award of all or any portion of the Bonus Units subject to such terminated Award (in which case the new Award would apply only with respect to Qualifying Transactions that occur on or after the date of grant of the new Award).
2.7    Payment Timing and Form. To the extent a Bonus amount is payable in respect of an Award, that amount shall be paid upon or as soon as reasonably practical after the date of the applicable Qualifying Transaction and in all events not later than five (5) business days after such date; provided, however, that in the event that proceeds from the Qualifying Transaction are subject to escrow, earn-out or other deferred payment arrangements that are subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code), the Company may, to the extent that such a deferral does not result in the imposition of any tax, penalty or interest pursuant to Section 409A of the Code, pay Bonus obligations on substantially the same schedule and subject to the same conditions as proceeds are paid in connection with the Qualifying Transaction; provided, further, that the percentage of any Participant’s Bonus payment that is deferred pursuant to this provision shall not exceed the percentage of the consideration payable to stockholders or the Company, as applicable, in the Qualifying Transaction that is subject to escrow, earn-out or other deferred payment arrangements.
Any Bonus payable hereunder shall be paid in cash or check at the times indicated above; provided, however, that if the consideration offered in the Qualifying Transaction is not solely cash and subject to the written consent of the Participant affected thereby, the Plan Administrator may provide for the Bonus (or a portion thereof) to be paid in the form of the consideration (whether cash, shares, or other securities or property or combination thereof) received in the Qualifying Transaction by the Company or the stockholders of the Company, as applicable, in such transaction (or the consideration received by a majority of the stockholders participating in such transaction if the stockholders were offered a choice of consideration).
2.8    Adjustments. The Plan Administrator shall, to such extent (if any) and at such time as it reasonably deems appropriate and equitable in the circumstances to preserve the intended level of benefits based on the structure and organization of the Company as of the Effective Date, adjust Bonus Units and Net Consideration, and Bonuses or Bonus opportunities represented by this Plan, upon or in contemplation of any sale of additional equity interests by the Company, any merger, combination, acquisition, consolidation, sale of a portion of the business or other reorganization of the Company; any split-up, spin-off or dividend distribution in respect of the Company’s securities in the form of property; or any similar, unusual or extraordinary corporate transaction; provided, however, that (i) any adjustment under this Section 2.8 shall be subject to the written consent of the Company’s Chief Executive Officer, (ii) in the case of such an adjustment that adversely affects an Executive Officer’s rights hereunder, such adjustment shall be further subject to the written consent of the Executive Officer; and (iii) for purposes of clarity, no such adjustment shall be made in connection with or following any Qualifying Transaction to the extent that such adjustment with respect to the Qualifying Transaction or subsequent event would dilute the benefits intended to be conveyed by this Plan.

3.	Other Provisions.
3.1    Status. Status as an Eligible Service Provider will not be construed as a commitment that any Award will be granted under this Plan.

3.2    No Employment/Service Contract. Nothing contained in this Plan (or in any other document under this Plan or related to any Award) shall confer upon any Eligible Service Provider or Participant any right to continue in the employ or other service of the Company or any Subsidiary, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or any Subsidiary to change such person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause at any time. Nothing in this Section 3.2, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract.
3.3    Plan Not Funded. Awards payable under this Plan will be payable from the general assets of the Company, and no special or separate reserve, fund or deposit will be made to assure payment of such Awards. No Participant, beneficiary or other person will have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any of its Subsidiaries and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right will be equal to but not greater than the right of any unsecured general creditor of the Company.
3.4    Tax Withholding. Upon any payment of any Award, the Company shall have the right to deduct from any amount payable to the Participant (or Personal Representative or any other person entitled to receive such payment, as the case may be) the amount of any taxes that the Company or any Subsidiary may be required to withhold with respect to such Award payment. Except for any such tax withholding obligation, the Participant (or such other person) shall be solely responsible for any and all tax liability incurred in connection with the Award.
3.5    Death Benefits. In the event a Participant’s employment or service terminates due to the Participant’s death, the termination of service rules set forth in Section 2.6 shall apply. Any Bonus (or remaining Bonus, as applicable) that the Participant may be entitled to as of the date of the Participant’s death shall be paid to the Participant’s estate when such amount would have otherwise been paid to the Participant (had he or she continued to live) in accordance with the other terms of this Plan.
3.6    Incapacity. In the event any amount is payable under this Plan to a person for whom a Personal Representative has been legally appointed, the payment shall be distributed to the duly appointed Personal Representative, without any duty on the part of the Plan Administrator to supervise or inquire into the application of any funds so paid.
3.7    Plan and Award Amendments and Termination. The Plan Administrator may, at any time, terminate or, from time to time, amend, modify or suspend this Plan or an Award Agreement, in whole or in part, but only with the written consent of the Company’s Chief Executive Officer and, to the extent that such amendment, modification, suspension or termination of this Plan or an Award Agreement may adversely affect an Executive Officer’s rights hereunder or thereunder, the written consent of such Executive Officer. No Awards may be granted during any suspension of this Plan or after termination of this Plan. All authority of the Plan Administrator with respect to Awards hereunder will continue during any suspension of this Plan and in respect of Awards outstanding upon or following the termination of this Plan. The Plan Administrator may not, however, without the written consent of the Participant affected thereby, amend, terminate or suspend this Plan or an Award Agreement in any manner materially adverse to the Participant’s rights, benefits or bonus opportunities hereunder or thereunder. Adjustments in accordance with Section 2.8 shall not, however, require the consent of the affected Participant except as expressly provided in such section. Notwithstanding the foregoing provisions, if this Plan is not earlier terminated by the Plan Administrator, this Plan shall automatically terminate on the fifth (5th) anniversary of the Effective Date, and no Bonuses shall be payable hereunder upon such termination; provided that any termination of the Plan pursuant to this sentence shall not affect any Participant’s right as to a Bonus with respect to a Qualifying Transaction that occurred prior to such termination.

3.8    Successors. In the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Plan shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.
3.9    Choice of Law. This Plan, the Awards, all documents evidencing Awards and all other related documents will be governed by, and construed in accordance with, the laws of the state of California, without regard to the choice of law provisions thereof.
3.10    Severability. If it is determined that any provision of this Plan or an Award Agreement is invalid and unenforceable, the remaining provisions of this Plan and/or the Award Agreement, as applicable, will continue in effect provided that the essential economic terms of this Plan and the Award can still be enforced.
3.11    Construction of Plan. This Plan is a negotiated bonus arrangement between the Company and each Participant. The Company and each Participant agree and stipulate that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Plan to favor the Company and/or any Participant against the other. Such agreement and stipulation by a Participant is a condition precedent to the Participant’s eligibility for a bonus under this Plan.
3.12    Captions; Construction of Terms. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof. Whenever the context may require, any pronouns used in this Plan shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
3.13    Section 409A. This Plan and each Award Agreement hereunder shall be construed and interpreted to comply with Section 409A of the Code so as to avoid the imposition of any tax, penalties or interest under Section 409A of the Code.
3.14    Section 280G.

3.14.1
Limitation on Benefits. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Plan and benefits provided to, or for the benefit of, the Participant under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Participant received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation..

3.14.2
Determination. A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Participant within ten (10) business days of the date of termination of the Participant’s employment, if applicable, or such other time as reasonably requested by the Company or the Participant (provided the Participant reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Firm determines that no Excise Tax is payable by the Participant with respect to any Benefits, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Benefits. Unless the Participant provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Participant that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Participant.

3.15    Effective Date. This Plan is effective as of the Effective Date.
4.    Definitions. Capitalized terms used in this Plan are used as defined below if not otherwise defined herein:
“Aggregate Consideration” means, with respect to a particular Qualifying Transaction and without duplication, the sum of the total proceeds and other consideration paid or received and to be paid or received by the Company or by the stockholders of the Company (which shall include amounts paid or to be paid into escrow or subject to earn-out or other deferred payment arrangements), including, without limitation: (a) cash; (b) notes, securities and other property valued at the fair market value thereof as measured as of the date of the Qualifying Transaction; (c) any extraordinary dividends or distributions of cash or property paid in connection with the Qualifying Transaction; and (d) any contingent consideration relating to future earnings, operations or other future matters that is payable to any person or entity after and in connection with the Qualifying Transaction. For avoidance of doubt, Aggregate Consideration shall not include: (x) any amounts payable in cash or other consideration under consulting, employment or other arrangements between any acquirer and any employee, former employee, director or consultant of the Company or any of its Subsidiaries for services rendered or to be rendered after the Qualifying Transaction or (y) any amount that would otherwise be Aggregate Consideration but has previously been taken into account under this Plan with respect to a prior Qualifying Transaction. If all or any portion of the Aggregate Consideration is paid in the form of assets other than cash, the value of such non-cash consideration shall be the fair market value thereof as measured as of the date of the Qualifying Transaction, provided, that if such consideration includes securities with an existing public trading market, the value thereof shall be the average of the closing price for such securities on each of the ten (10) trading days immediately preceding the last trading day prior to the Qualifying Transaction or as otherwise provided in the definitive documentation for such Qualifying Transaction.
“Asset Sale” means any Qualifying Transaction that is a sale of assets (including, any portion, all or substantially all of the assets of the Company).
“Award” means an award of Bonus Units authorized by and granted under this Plan.
“Award Agreement” means any writing, approved by the Plan Administrator, setting forth the terms of an Award that has been duly authorized and approved. Each Award Agreement shall be in the form attached hereto as Appendix A or such other form as the Plan Administrator may from time to time prescribe.
“Board” means the Board of Directors of the Company.
“Bonus” means a bonus right or amount, as the context may require under and in accordance with this Plan.

“Bonus Pool” means, as applied to a particular Qualifying Transaction, an amount equal to twenty percent (20%) of the Net Consideration for such Qualifying Transaction.
“Bonus Unit” means a device used solely for determining bonuses to be paid out under this Plan.
“Cause” has the meaning given to such term in the applicable Award Agreement.
“Change in Control Event” means the occurrence of any of the following:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (1) the then-outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), any acquisition by any entity pursuant to a transaction that complies with all of clauses (b)(1), (2) and (3) below shall not constitute a Change in Control Event;

(b)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of assets of the Company that account for more than fifty percent (50%) of the Company’s revenue for the immediately preceding four (4) full fiscal quarters as reflected in the Company’s financial statements, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or assets of the Company that account for more than fifty percent (50%) of the Company’s revenue for the immediately preceding four (4) fiscal quarters as reflected in the Company’s financial statements, either directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of fifty percent (50%) existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(c)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (b) above.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario, and its successors.

“Effective Date” shall mean December 18, 2017, the date of Board approval of this Plan.
“Eligible Service Provider” means any employee or consultant of the Company or a Subsidiary.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Executive Officer” means the Company’s Chief Executive Officer and the Company’s other executive officers who report directly to the Chief Executive Officer.
“Good Reason” has the meaning give to such term in the applicable Award Agreement.
“Net Consideration” means, with respect to a particular Qualifying Transaction, an amount equal to (a) the Aggregate Consideration for such Qualifying Transaction, minus (b) the Net Debt for such Qualifying Transaction, minus (c) the Stay Bonuses for such Qualifying Transaction, minus (d) the Transaction Expenses for such Qualifying Transaction.
“Net Debt” means, with respect to a particular Qualifying Transaction, (a) the aggregate amount of the Company’s outstanding debt at the time of the Qualifying Transaction (excluding any such debt that is assumed by the acquirer or any of its Subsidiaries in connection with the Qualifying Transaction), minus (b) the sum of the Company’s aggregate cash on hand, short-term investments and accounts receivable at the time of the Qualifying Transaction, minus (c) the aggregate amount that has previously been taken into account as “Net Debt” in determining the Net Consideration for each Qualifying Transaction (if any) that occurred prior to such Qualifying Transaction.
“Participant” means an Eligible Service Provider who has been granted an Award under this Plan, which Award has not terminated pursuant to Section 2.6 of the Plan (and, when the context so requires, any beneficiary of a deceased Participant or Personal Representative of an incapacitated Participant).
“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.
“Personal Representative” means the person or persons who, upon the disability or incompetence of a Participant, has acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan by virtue of having become the legal representative of the Participant.
“Plan” means this Sphere 3D Corp. Sale Bonus Plan, as it may hereafter be amended from time to time.
“Plan Administrator” shall mean the Compensation Committee of the Board, provided that the Board may provide at any time that the Plan Administrator shall be the Board or another committee of the Board.
“Qualifying Transaction” means either (a) a Change in Control Event or (b) a sale of any assets of the Company or any of its Subsidiaries, in each case if and to the extent such transaction is consummated prior to the termination of this Plan.
“Stay Bonuses” means, as applied to a particular Qualifying Transaction, the aggregate amount of the bonuses payable by the Company in connection with or prior to the applicable Qualifying Transaction pursuant to the “Stay Bonus Opportunity” letter agreements entered into by the Company and certain Participants in this Plan on or about the Effective Date; provided, however, that to the extent any such bonus has previously been taken into account in determining the Net Consideration for any Qualifying Transaction that occurred prior to such Qualifying Transaction, such bonus amount shall not be included as a Stay Bonus in determining the Net Consideration for such Qualifying Transaction. For purposes of clarity, any severance, bonus or other amounts payable by the Company pursuant to any employment, retention or similar agreement (other than the Stay Bonus Opportunity letter agreements) shall not be considered a Stay Bonus for purposes of this Plan.

“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
“Transaction Expenses” means, as applied to a particular Qualifying Transaction, the aggregate amount of the expenses incurred by the Company for investment banking, financial advisory or legal services, in each case, in connection with the applicable Qualifying Transaction (and shall not include any fees for any such services that were not incurred in connection with a Qualifying Transaction); provided, however, that to the extent any such expense has previously been taken into account in determining the Net Consideration for any Qualifying Transaction that occurred prior to such Qualifying Transaction, such expense shall not be included as a Transaction Expense in determining the Net Consideration for such Qualifying Transaction.

APPENDIX A
FORM OF AWARD AGREEMENT

SPHERE 3D CORP.
SALE BONUS PLAN
AWARD AGREEMENT

THIS AWARD AGREEMENT (this “Agreement”) is entered into as of __________ by and between Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company”), and ______________ (the “Participant”).
The Company hereby grants to the Participant an award (this “Award”) under the Sphere 3D Corp. Sale Bonus Plan (the “Plan”). This Award is subject to all of the terms and conditions set forth in this Agreement and in the Plan. The Participant does hereby accept the Award on such terms and conditions. Capitalized terms not defined herein are defined in the Plan.
The number of Bonus Units covered by this Award is [_____].

1.
Continuance of Services Required. The Bonus opportunity represented by this Award is subject to the termination of service rules set forth in Section 2.6 of the Plan. Employment for only a portion of any period, even if a substantial portion of such period, will not entitle the Participant to any proportionate payment or other rights with respect to the Award.

2.
Amount, Timing and Manner of Payment. The amount, timing and manner of payment of the Participant’s Bonus (if any) with respect to this Award shall be calculated in accordance with the Plan, including, without limitation, Sections 2.4, 2.5, 2.6, 2.7, 2.8, 3.4 and 3.14.

3.
Definition of Cause. For purposes of this Award, “Cause” has the meaning given to such term in any employment agreement between the Participant and the Company or any of its Subsidiaries as in effect on the date of grant of this Award or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean: (a) acts or omissions constituting reckless or willful misconduct on the Participant’s part with respect to the Participant’s obligations or otherwise relating to the business of the Company or any of its Subsidiaries that causes material harm to the Company or such Subsidiary or to the reputation of the Company or such Subsidiary; (b) the Participant’s material breach of any agreement between the Participant and the Company or one of its Subsidiaries, which breach the Participant fails to cure within thirty (30) days after receiving written notice from the Board that specifies the specific conduct giving rise to the alleged breach; (c) the Participant’s conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) the Participant’s willful neglect of duties as reasonably determined by the Board, which the Participant fails to cure within thirty (30) days after receiving written notice from the Board that specifies the specific duties that the Participant has failed to perform.

4.
Definition of Good Reason. For purposes of this Award, “Good Reason” has the meaning given to such term in any employment agreement between the Participant and the Company or any of its subsidiaries as in effect on the date of grant of this Award or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean the occurrence (without the Participant’s consent) of any one or more of the following conditions: (a) a reduction in the Participant’s rate of base salary or the Participant’s target annual bonus opportunity by more than ten percent (10%) from the level in effect on the Effective Date; (b) a material reduction in the Participant’s authorities, duties or responsibilities from the level in effect on the Effective Date; (c) a change in the geographic location of the Participant’s principal office with the Company (or any subsidiary or affiliate thereof or successor thereto) by more than fifty (50) miles from the location as of the Effective Date; or (d) any action or inaction by the Company (or any subsidiary or affiliate thereof or successor thereto) that constitutes a material breach of the provisions of any written agreement between the Participant and the Company or one of its Subsidiaries; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless (x) the Participant provides written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition(s), (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof, and (z) the Participant’s employment with the Company terminates within ninety (90) days following the initial existence of the condition claimed to constitute Good Reason.

5.
No Right to Equity; Plan Not Funded. With respect to the Plan, this Agreement and the Bonus Units granted hereunder, the Participant (a) has no voting or other ownership rights with respect to the Company and (b) is owed no fiduciary duty by the Company or the Plan Administrator. In accordance with Section 3.3 of the Plan, Awards payable under this Agreement will be payable from the general assets of the Company, and no special or separate reserve, fund or deposit will be made to assure payments of this Award. No Participant, beneficiary or other person will have any right, title or interest in any fund or in any specific asset of the Company by reason of this Agreement. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to this Agreement, such right will be the same as and no greater than the right of any unsecured general creditor of the Company.

6.
No Employment/Service Commitment. Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company or any Subsidiary, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service, or affects the right of the Company or any Subsidiary to increase or decrease the Participant’s other compensation. If the Participant is employed by a Subsidiary (and not by the Company) and that entity ceases for any reason to be a Subsidiary, then the Participant shall thereupon be deemed to have terminated employment with the Company and its Subsidiaries for purposes of the Plan (unless, in connection with such event, the Participant otherwise becomes employed by the Company or another Subsidiary that continues as such following the event).

7.
The Plan. The grant of this Award and any payment in respect hereof are subject to, and the Company and the Participant agree to be bound by, the provisions of the Plan. The provisions of the Plan are incorporated herein by this reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern. The Participant acknowledges receiving a copy of the Plan and reading its provisions, and agrees to be bound by the terms thereof and of this Agreement. Provisions of the Plan that grant discretionary authority to the Plan Administrator shall not create any rights in the Participant, unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Plan Administrator so conferred by appropriate action of the Plan Administrator under the Plan after the date hereof.

8.
Non-Transferability; Successors. This Award and any other rights of the Participant under this Agreement and/or the Plan are nontransferable, except in accordance with the death benefit and incapacity provisions set forth in Sections 3.5 and 3.6 of the Plan, respectively. In the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

9.
Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

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10.	Governing Law.
10.1 California Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, without regard to conflict of law principles thereunder.
10.2 Construction. The Participant acknowledges and agrees that this Agreement and the Plan will be construed in accordance with Section 3.11 of the Plan.
10.3 Severability. If it is determined that any provision of this Agreement or the Plan is invalid and unenforceable, the remaining provisions of this Agreement and/or the Plan, as applicable, will continue in effect provided that the essential economic terms of this Agreement and the Plan can still be enforced.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written above.

PARTICIPANT                    SPHERE 3D CORP.

        By:
Signature
Print Name:

Print Name        Title:

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